Exhibit 99

ROCKY BRANDS, INC.

Company Contact:	Jim McDonald
Chief Financial Officer
(740) 753-1951

Investor Relations:	ICR, Inc.
Brendon Frey
(203) 682-8200

ROCKY BRANDS, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2011 RESULTS

NELSONVILLE, Ohio, February 15, 2012 – Rocky Brands, Inc. (NASDAQ: RCKY) today announced financial results for its fourth quarter and fiscal year ended December 31, 2011.

Fourth Quarter 2011 Income and Sales

The Company reported fourth quarter net income of $0.3 million, or $0.04 per diluted share, including a one-time, non-operational charge of $3.7 million, net of tax, associated with the termination of its defined benefit pension plan (as disclosed in our third quarter earnings release dated October 26, 2011). Excluding the charge, net income was $3.9 million, or $0.52 per diluted share versus net income of $3.0 million, or $0.41 per diluted share, for the fourth quarter of 2010. (See below for a reconciliation of fourth quarter 2011 income per diluted share on a GAAP basis to a non-GAAP basis.)

Fourth quarter net sales were $64.0 million versus net sales of $66.7 million a year ago. The decrease in sales was due to reduced sales under military contracts and the discontinuation of the Dickies license which expired December 31, 2010. Fourth quarter included military segment sales of $0.4 million versus $1.8 million in the fourth quarter a year ago and no sales from the discontinued Dickies license versus $1.9 million in the prior year. These decreases were partially offset by increased sales from other product lines in our wholesale business.

Fiscal Year 2011 Income and Sales

The Company reported net income of $8.3 million, or $1.11 per diluted share, for fiscal year 2011, including the $3.7 million, net of tax, charge associated with the termination of the defined benefit pension plan record in the fourth quarter. Excluding this charge, fiscal year 2011 net income was $12.0 million, or $1.60 per diluted share versus net income of $7.7 million, or $1.14 per diluted share, for fiscal year 2010. (See below for a reconciliation of fiscal year 2011 income per diluted share on a GAAP basis to a non-GAAP basis.)

For fiscal year 2011, net sales were $239.6 million versus net sales of $252.8 million in fiscal year 2010. Fiscal year 2011 included military segment sales of $2.2 million versus $17.0 million in fiscal year 2010 and sales from the discontinued Dickies license of $0.2 million versus $7.6 million in the prior year. These decreases were partially offset by increased sales from other product lines in our wholesale business.

“Our fourth quarter operating performance represents a solid finish to a productive year,” commented David Sharp, President and Chief Executive Officer. “The strategic initiatives aimed at growing our core wholesale business yielded positive results as the year progressed and provide us with good momentum to begin 2012. At the same time our retail division hit an important inflection point during the second half of the year. Sales via our internet / direct ship model surpassed our legacy mobile store platform which helped drive operating profits in both the third and fourth quarters. We are confident the wholesale and retail trends we experienced in 2011 will continue to benefit our future results. In addition, the new strategies we’ve implemented to extend our brands into new categories and new channels of distribution are gaining traction.”

Fourth Quarter Review

Net sales for the fourth quarter were $64.0 million compared to $66.7 million a year ago. Wholesale sales for the fourth quarter were $51.7 million compared to $52.5 million for the same period in 2010. Retail sales for the fourth quarter were $11.8 million compared to $12.4 million for the same period last year. Military segment sales for the fourth quarter were $0.4 million compared to $1.8 million in the same period in 2010.

Gross margin in the fourth quarter of 2011 was $22.5 million, or 35.1% of sales compared to $24.3 million, or 36.5% for the same period last year. The 140 basis point decrease was primarily driven by an inventory adjustment resulting from our annual physical inventory.

Selling, general and administrative (SG&A) expenses decreased 11.7% to $16.7 million or 26.2% of net sales, for the fourth quarter of 2011 compared to $19.0 million, or 28.4% of net sales a year ago. The $2.2 million decrease is primarily due to lower compensation expense, professional fees and operating costs of our retail business.

Income from operations, excluding the aforementioned charge associated with the termination of the defined benefit pension plan, was $5.7 million, or 8.9% of net sales, compared to $5.4 million, or 8.1% of net sales, in the prior year period.

Interest expense decreased to $0.2 million for the fourth quarter of 2011 versus $1.7 million for the same period last year, which included a non-cash charge of approximately $1.0 million associated with deferred financing costs relating to the extinguishment of a previous credit facility and term loans. The remaining decrease is attributable to lower interest rates versus the year ago period.

The Company’s funded debt was $35.0 million at December 31, 2011 versus $35.1 million at December 31, 2010.

Inventory increased 10.5% to $65.0 million at December 31, 2011 compared with $58.9 million on the same date a year ago. The increase in inventory was the result of an increase in cost per unit partially offset by a decrease in units of footwear.

Reconciliation of Income per Diluted Share on GAAP Basis to a Non-GAAP Basis

	Three Months Ended December 31, 2011			Year Ended December 31, 2011
	GAAP Basis	Pension Plan Terminatiion	Non-GAAP Basis	GAAP Basis	Pension Plan Terminatiion	Non-GAAP Basis
Income before income taxes	$276,881	$5,280,998	$5,557,879	$12,034,464	$5,280,998	$17,315,462

Income tax expense/(benefit)	3,569	(1,628,495)	1,632,064	3,727,569	(1,628,495)	5,356,064

Net income	$273,312	$3,652,503	$3,925,815	$8,306,895	$3,652,503	$11,959,398

Income per share - Diluted	$0.04	$0.49	$0.52	$1.11	$0.49	$1.60

Conference Call Information

The Company’s conference call to review fourth quarter fiscal 2011 results will be broadcast live over the internet today, Wednesday, February 15, 2012 at 4:30 pm Eastern Time. The broadcast will be hosted at http://www.rockybrands.com.

About Rocky Brands, Inc.

Rocky Brands, Inc. is a leading designer, manufacturer and marketer of premium quality footwear and apparel marketed under a portfolio of well recognized brand names including Rocky®, Georgia Boot®, Durango®, Lehigh®, and the licensed brands Michelin® and Mossy Oak®.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, all statements regarding intent, beliefs, expectations, projections, forecasts, and plans of the Company and its management, and include statements in this press release regarding future results (paragraph 6).  These forward-looking statements involve numerous risks and uncertainties, including, without limitation, the various risks inherent in the Company’s business as set forth in periodic reports filed with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2010 (filed March 2, 2011) and the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2011 (filed May 3, 2011), June 30, 2011 (filed July 29, 2011) and September 30, 2011 (filed October 28, 2011).  One or more of these factors have affected historical results, and could in the future affect the Company’s businesses and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the Company, or any other person should not regard the inclusion of such information as a representation that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

Rocky Brands, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	December 31, 2011	December 31, 2010
	Unaudited	Audited
ASSETS:
CURRENT ASSETS:
Cash and cash equivalents	$3,650,291	$4,362,531
Trade receivables – net	45,008,793	47,593,807
Other receivables	946,686	911,103
Inventories	65,019,048	58,852,556
Income tax receivable	1,164,664	—
Deferred income taxes	1,154,040	1,218,101
Prepaid expenses	2,561,941	1,793,852
Total current assets	119,505,463	114,731,950
FIXED ASSETS – net	23,557,102	22,129,282
IDENTIFIED INTANGIBLES	30,493,107	30,495,485
OTHER ASSETS	510,293	1,222,712
TOTAL ASSETS	$174,065,965	$168,579,429
LIABILITIES AND SHAREHOLDERS' EQUITY:
CURRENT LIABILITIES:
Accounts payable	$5,696,363	$9,024,851
Current maturities – long term debt	—	487,480
Accrued expenses:
Taxes - other	609,992	590,217
Income tax payable	—	422,229
Other	4,624,167	6,050,964
Total current liabilities	10,930,522	16,575,741
LONG TERM DEBT – less current maturities	35,000,000	34,608,338
DEFERRED INCOME TAXES	10,987,395	9,374,685
DEFERRED LIABILITIES	488,437	3,017,107
TOTAL LIABILITIES	57,406,354	63,575,871
SHAREHOLDERS' EQUITY:
Common stock, no par value;
25,000,000 shares authorized; issued and outstanding December 31, 2011 - 7,489,995; December 31, 2010 - 7,426,787
	69,572,270	69,052,101
Accumulated other comprehensive loss	—	(2,828,989)
Retained earnings	47,087,341	38,780,446
Total shareholders' equity	116,659,611	105,003,558
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$174,065,965	$168,579,429

Rocky Brands, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

	Three Months Ended		Years Ended
	December 31,		December 31,
	2011	2010	2011	2010
	Unaudited	Unaudited	Unaudited	Audited

NET SALES	$63,989,643	$66,729,979	$239,599,096	$252,792,263
COST OF GOODS SOLD	41,532,318	42,397,793	151,668,341	163,419,549
GROSS MARGIN	22,457,325	24,332,186	87,930,755	89,372,714
OPERATING EXPENSES
Selling, general and administrative expenses	16,744,251	18,955,677	69,852,696	72,303,259
Pension termination charges	5,280,998	—	5,280,998	—
Total operating expenses	22,025,249	18,955,677	75,133,694	72,303,259
INCOME FROM OPERATIONS	432,076	5,376,509	12,797,061	17,069,455
OTHER INCOME AND (EXPENSES):
Interest expense	(218,667)	(1,743,273)	(979,511)	(6,464,449)
Other – net	63,472	365,762	216,914	652,213
Total other - net	(155,195)	(1,377,511)	(762,597)	(5,812,236)
INCOME BEFORE INCOME TAXES	276,881	3,998,998	12,034,464	11,257,219
INCOME TAX EXPENSE	3,569	960,487	3,727,569	3,573,487
NET INCOME	$273,312	$3,038,511	$8,306,895	$7,683,732
INCOME PER SHARE
Basic	$0.04	$0.41	$1.11	$1.14
Diluted	$0.04	$0.41	$1.11	$1.14
WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING
Basic	7,489,995	7,417,854	7,486,655	6,747,847
Diluted	7,489,995	7,436,060	7,487,196	6,764,190